Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated July 14, 2006
Relating to Preliminary Prospectus Dated May 31, 2006 and July 10, 2006
Registration Statement No. 333-131918

CLEVELAND BIOLABS, INC.

1,700,000 Shares
of Common Stock

On July 14, 2006, Cleveland BioLabs, Inc. filed Amendment No. 4 to its Registration Statement on Form SB-2 to update certain disclosures that had been provided in its Preliminary Prospectus dated May 31, 2006, as modified by the preliminary prospectus included in Amendment No. 3 to the Registration Statement filed July 10, 2006 (collectively, the “Preliminary Prospectus”). The following summarizes certain terms of the disclosure in the preliminary prospectus included in Amendment No. 4 to the Registration Statement that either did not appear in or update the disclosure in the Preliminary Prospectus. References to “we,” “us,” “our” and “our company” are used in the manner described in the Preliminary Prospectus.

New grants

On July 12, 2006, we received notification from the National Cancer Institute of the National Institutes of Health that we have been awarded a Phase II Small Business Innovation Research grant in the amount of $750,000. The grant will provide funding towards the evaluation of the efficacy and toxicity of a new class of therapeutic candidates for the treatment of neuroblastoma and identification of lead compounds that will serve as the basis for the development of targeted therapy.

Composition of the offering

There are no longer any selling stockholders participating in the offering. Accordingly, the 300,000 shares that were to be offered by the selling stockholders have been removed, and the total number of shares in the offering (not including the over-allotment) has been reduced from 2,000,000 shares to 1,700,000 shares. All of the shares to be offered, including pursuant to the over allotment option, shall be offered by the Company. Assuming no exercise of the over-allotment option, the gross proceeds to be received by the Company will remain the same.

As a result of the foregoing, the offering will consist of the following:

Common stock offered by us    1,700,000 shares

Over-allotment option    255,000 shares of common stock to be offered by us
if the underwriters exercise the over-allotment
option in full

Common stock outstanding    11,814,349 shares
immediately after the offering

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling Sunrise Securities Corporation at (212) 421-1616.

The most recent registration statement, as amended (including prospectus), can be accessed through the following link: http://www.sec.gov/cgi-bin/browse-edgar?company=cleveland+biolabs&CIK=&filenum=&State=&SIC=&owner=include&action=getcompany.